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Exhibit 10.2

AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT

        This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment"), is made and entered into as of October 31, 2003, by and between HEALTH NET, INC., a Delaware corporation (the "Seller"), and FIRST HEALTH GROUP CORP., a Delaware corporation (the "Purchaser").

        WHEREAS, Purchaser and Seller are parties to that certain Stock Purchase Agreement, dated as of September 2, 2003 (the "Purchase Agreement"); and

        WHEREAS, pursuant to Section 8.1 of the Purchase Agreement, Purchaser and Seller desire to amend the Purchase Agreement as provided in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Amendments to the Purchase Agreement.

  1.1
  Section 1.1(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

      Purchase Price. The consideration to be paid by the Purchaser at the Closing for the Shares shall be an amount equal to $79,500,000 (the "Purchase Price"), payable in the manner set forth in Section 1.2. Within thirty (30) days following the Closing Date, as a credit to the Purchase Price, the Seller shall pay the Purchaser by wire transfer of immediately available funds to a designated account of the Purchaser an amount equal to the sum of the balances as of the Closing Date for the following general ledger account numbers: 232200, 232210, 232215, 232220, 232250, 232260, 232270, 232280, 232300, 232320, 232350, 232355, 232360, 232390, 232400, 232405, 232410, 232420, 232440, 240001, 240002, 240003, 240004, 240005, 240006, 240007, 240009, 240010, 240011, 240013, 240017, 240018, 240023, 240038, 241001, 241003 and 241210. An allocation of the Purchase Price as between the Shares, the Workers' Compensation Network Access Agreement and the Non-Compete Agreement shall be made by the parties within the time frames and pursuant to the procedures set forth in Section 4.14(b).

  1.2
  Section 4.7(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

      Filing of Tax Returns. Subject to Section 4.7(d), Seller shall prepare and timely file or cause to be filed all Tax Returns that are required to be filed by or with respect to any Company Group member for Tax Periods ending on or before the Closing Date, and shall pay all Taxes due with respect to such Tax Returns. Seller shall promptly provide Purchaser with copies of all such Tax Returns insofar as such Tax Returns relate to any Company Group member. Seller shall not file any Tax Return relating to a Pre-Closing Tax Period without Purchaser's consent if the filing of such Tax Return may cause a net increase in the Tax liability of any Company Group member for a Post-Closing Tax Period. Purchaser shall prepare and timely file or cause to be filed all Straddle Period Tax Returns relating to the Company Group and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall pay Purchaser within 10 days of receiving written notice from Purchaser for any amount owed by Seller pursuant to Section 4.8(b)(i) with respect to any such Tax Returns. Purchaser and Seller agree to cause the Company Group members to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax Authority will not accept a Tax

      Return filed on that basis. Notwithstanding the foregoing, no extraordinary item within the meaning of Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) that occurs or results from a transaction that takes place after the Closing shall be included on the Tax Returns filed by Seller. Except as described below and to the extent that Seller is required, by the applicable terms of the California unity of enterprise filing requirements, to prepare and file IRS Form W-2 for California employees for periods prior to and including the Closing Date, Purchaser shall timely prepare and file on behalf of the Company Group all information returns for 2003, including, but not limited to, IRS Form W-2. Seller shall provide to Purchaser all information it may have which is necessary for the preparation of such information returns, including all IRS Form W-4's, not less than 60 days following the Closing. Seller shall timely prepare and file on behalf of the Company Group all IRS Form 1099 statements and Purchaser shall promptly reimburse Seller for all reasonable and necessary out-of-pocket expenses incurred by Seller in connection with the preparation and filing of such statements. Purchaser shall provide to Seller all information it may have which is necessary for the preparation of such statements as soon as reasonably practicable following December 31, 2003.

  1.3
  Section 4.10(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

      As of the Closing, each Company Employee shall be employed by a Company Group Member. Any and all severance costs related to the termination of Thomas E. Ash, if any, by Seller before or after the Closing Date shall be borne by Seller.

  1.4
  The definition of Intercompany Account contained in Section 7.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

      Intercompany Accounts: all amounts that any Company Group member owes to the Seller and/or any of the Seller's Affiliates (other than to other Company Group members) on the Closing Date, and all amounts that the Seller and/or any of the Seller's Affiliates (other than Company Group members) owe Company Group members on the Closing Date, including, without limitation, those with the following general ledger account numbers: 124900, 126099, 230090, 270000 and 270003; provided, however that Intercompany Account shall expressly exclude those accounts with the following general ledger account numbers: 232200, 232210, 232215, 232220, 232250, 232260, 232270, 232280, 232300, 232320, 232350, 232355, 232360, 232390, 232400, 232405, 232410, 232420, 232440, 240001, 240002, 240003, 240004, 240005, 240006, 240007, 240009, 240010, 240011, 240013, 240017, 240018, 240023, 240038, 241001, 241003 and 241210.

2.    Definitions.    Any capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

3.    Limited Amendment.    This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Purchase Agreement except as expressly provided for in this Amendment. The Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect.

4.    Counterparts.    This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

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        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

HEALTH NET, INC.
By:	/s/ B. CURTIS WESTEN Name: B. Curtis Westen Title: Senior Vice President, General Counsel and Secretary
FIRST HEALTH GROUP CORP.
By:	/s/ EDWARD L. WRISTEN Name: Edward L. Wristen Title: President and CEO

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AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT